Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 4, 2007, in the Registration Statement on Form S-4 and the related Prospectus of The Nielsen Company bv for the registration of €343,000,000 aggregate principal amount of 11 1/8% Senior Discount Notes due 2016, $650,000,000 aggregate principal amount of 10% Senior Notes due 2014, €150,000,000 aggregate principal amount of 9% Senior Notes due 2014, and $1,070,000,000 aggregate principal amount of 12 1/2% Senior Subordinated Discount Notes due 2016.

/s/ ERNST & YOUNG LLP

New York, New York

April 27, 2007